                                                                EXHIBIT 2(k)(vi)

            SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT


         This Agreement dated as of August 30, 1995 is entered into by and among NETTECH, INC., a North Carolina corporation (the "Company"), and the persons and entities listed as Purchasers on Schedule A attached hereto and incorporated herein by reference (collectively, the "Purchasers").

         In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

         1.      Authorization and Sale of Shares.

                 1.1 Authorization. At the Closing (as hereinafter defined), the Company will have duly authorized the sale and issuance, pursuant to the terms of this Agreement, of 487,500 shares of its Series A Convertible Preferred Stock, no par value per share (the "Series A Preferred"), having the rights, restrictions, privileges and preferences set forth in the Articles of Amendment of Articles of Incorporation attached hereto as Exhibit A (the "Articles of Amendment"). At the Closing, the Company shall have adopted and filed with the Secretary of State of North Carolina the Articles of Amendment creating undesignated Preferred Stock and designating Series A Preferred.

                 1.2 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing the Company will (i) sell and issue to each of the Purchasers, and each of the Purchasers will purchase, the number of shares of Series A Preferred specified on Schedule A for the purchase price of $2.00 per share. The shares of Series A Preferred being sold under this Agreement are referred to as the "Shares."

                 1.3 Cancellation of Notes. The purchase price for the Shares to be sold to certain of the Purchasers shall be paid by such Purchasers by the cancellation of the outstanding principal of and accrued but unpaid interest on certain promissory notes executed by the Company and payable to or for the benefit of such Purchasers (the "Notes") and additional funds by certified check or wire transfer (the "Additional Funds") as set forth on Schedule A attached hereto, with accrued interest to be calculated at the closing as necessary. With respect to each of the Notes, each of the Purchasers paying for his shares by the cancellation of the Notes payable to him or for his benefit hereby waives: (i) any provision or condition in the Notes upon which the cancellation of the Notes is contingent, (ii) any provision in the Notes that is contrary to the terms of this Agreement, and (iii) any default under the Note occurring on or before the Closing Date.
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                 1.4      Use of Proceeds.  The Company will use the proceeds
from the sale of the Shares as specified on Exhibit B attached hereto.

         2. The Closing. The closing ("Closing") of the sale and purchase of the Shares under this Agreement shall take place at the offices of Petree Stockton, L.L.P., Suite 400, 4101 Lake Boone Trail, Raleigh, North Carolina 27607, as soon as practicable after each of the conditions to Closing specified in Section 5 below has been satisfied, but in no event later than August 31, 1995. At the Closing, the Company shall deliver to each of the Purchasers (i) a certificate for the number of Shares being purchased by such Purchaser, registered in the name of such Purchaser, against payment to the Company of the purchase price therefor, by certified check or wire transfer and/or the cancellation of the indebtedness under the Notes owed to certain of the Purchasers by the Company. The date of the Closing is hereinafter referred to as the "Closing Date." If Closing shall not have been held by August 31, 1995 because any of the conditions specified in Section 5 shall not have been fulfilled, the Purchasers shall, at their election, be relieved of all of their obligations under this Agreement as their sole remedy.

         3. Representations of the Company. Subject to and except as disclosed by the Company in Exhibit C hereto, the Company hereby represents and warrants to the Purchasers as follows:

                 3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of the Company. The Company has made available to the Purchasers true and complete copies of its Articles of Incorporation and By-Laws, each as amended to date and presently in effect. The Company has all requisite legal and corporate power to own, lease and operate its property and assets, to carry on its business as presently conducted, to enter into this Agreement, to sell and issue the Shares and to carry out and perform its obligations under the terms of this Agreement.

                 3.2 Capitalization. The authorized capital stock of the Company (immediately prior to the Closing) shall consist of 8,000,000 shares of common stock, no par value per share (the "Common Stock"), of which 1,525,000 shares are issued and outstanding, and 2,000,000 shares of Preferred Stock, no par





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

value per share, of which 487,500 shares shall have been designated as Series A Preferred, none of which shares will be issued and outstanding. All of the issued or outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Exhibit C hereto or provided in this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. All of the issued and outstanding shares of capital stock of the Company and all options and warrants listed on Exhibit C have been offered, issued and sold by the Company in compliance with applicable Federal and state securities laws.

                 3.3 Subsidiaries, Etc. The Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture or other noncorporate business enterprise.

                 3.4 Stockholder List and Agreements. Attached as Exhibit D is a true and complete list of the stockholders of the Company, showing the number of shares of Common Stock or other securities of the Company held by each stockholder as of the date of this Agreement. Except as disclosed in Exhibit D and as provided in this Agreement, there are no agreements, written or oral, between the Company and any holder of its capital stock, or, to the best of the Company's knowledge, among any holders of its capital stock, relating to the acquisition (including without limitation rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the "Securities Act"), or voting of the capital stock of the Company.

                 3.5 Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares (the "Converted Shares"), have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the





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

Converted Shares, when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable.

                 3.6 Authority for Agreement. The execution, delivery and performance by the Company of this Agreement and all other agreements and instruments required to be executed by the Company on or prior to the Closing pursuant to Section 5.4 (the "Ancillary Agreements"), and the consummation by the Company of the transactions contemplated hereby and thereby, have been or will be duly authorized by all necessary corporate action. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms. The execution of and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their provisions by the Company will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, its Articles of Incorporation or By-Laws (each as amended to date) or any indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company.

                 3.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement, the offer, issuance, sale and delivery of the Shares, the other transactions to be consummated at the Closing, or the issuance of the Converted Shares when issued upon conversion, all as contemplated by this Agreement, except such filings as shall have been made prior to and shall be effective on and as of the Closing. Based on the representations made by the Purchaser in Section 4 of this Agreement, the offer and sale of the Shares to the Purchaser will be in compliance with applicable Federal and state securities laws.

                 3.8 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Company's knowledge, any basis therefor or threat thereof, against the Company, which questions the validity of this Agreement or the right of the Company to enter into it, or which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, assets or condition, financial or otherwise, of the Company, nor is there any litigation pending, or, to the best of the Company's knowledge, any basis therefor or threat thereof, against the Company by reason of the proposed activities of the Company, or





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negotiations by the Company with possible investors in the Company.

                 3.9 Financial Statements. The Company has furnished to the Purchaser complete and correct copies of (i) the unaudited balance sheet of the Company (the "1995 Balance Sheet") as at March 31, 1995, (the "Balance Sheet Date"), (ii) the related income statement for the fiscal year ending as of the Balance Sheet Date, (iii) the unadjusted balance sheet of the Company as of July 31, 1995, and (iv) the income statements for the period from the Balance Sheet Date through July 31, 1995, all compiled by the Company (collectively, the "Financial Statements"). The Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly the financial condition and results of operations of the Company, as at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied, except that the Financial Statements have been prepared for the internal use of management and may not be in accordance with generally accepted accounting principles because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which in the aggregate will not be material.

                 3.10 Absence of Liabilities. Except as disclosed in Exhibit C, the Company did not have, at July 31, 1995, any liabilities of any type which in the aggregate exceeded $5,000, whether absolute or contingent, which were not fully reflected on the July 31, 1995 balance sheet, and, since the Balance Sheet Date, the Company has not incurred or otherwise become subject to any such liabilities or obligations except in the ordinary course of business.

                 3.11 Taxes. The amount shown on the Balance Sheet as provision for taxes is sufficient in all material respects for payment of all accrued and unpaid Federal, state, county, local and foreign taxes for the period then ended and all prior periods. The Company has filed or has obtained presently effective extensions with respect to all Federal, state, county, local and foreign tax returns which are required to be filed by it, such returns are true and correct and all taxes shown thereon to be due have been timely paid with exceptions not material to the Company. Federal income tax returns of the Company have not been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the best of the Company's knowledge, threatened. Neither the Company nor any of its stockholders has ever filed (a) an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), that the Company be taxed as an S Corporation or (b) consent pursuant to Section 341(f) of the Code relating to collapsible corporations.





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

                 3.12 Property and Assets. The Company has good title to all of its material properties and assets, including all properties and assets reflected in the July 31, 1995 balance sheet, except those disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge or encumbrance other than those the material terms of which are described in the July 31, 1995 balance sheet or in Exhibit C.

                 3.13 Intellectual Property. Set forth on Exhibit C is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyright registrations and licenses presently used by the Company or necessary for the conduct of the Company's business as conducted and as proposed to be conducted, as well as any agreement under which the Company has access to any confidential information used by the Company in its business (the "Intellectual Property Rights"). The Company owns, or has the right to use under the agreements or upon the terms described in Exhibit C, all of the Intellectual Property Rights, and has taken all actions reasonably necessary to protect the Intellectual Property Rights. The business conducted or proposed by the Company does not and will not cause the Company to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other intellectual property rights of any other person or entity. The Company is not aware that any employee is obligated under any contract (including any license, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would materially conflict or interfere with (i) the performance of the employee's duties as an officer, employee or director of the Company, (ii) the use of the employee's best efforts to promote the interests of the Company or (iii) the Company's business as conducted or proposed to be conducted. Except as described in Exhibit C, no other person or entity (including without limitation any prior employer of any employee or of any other employee of the Company) has any right to or interest in any inventions, improvements, discoveries or other confidential information utilized by the Company in its business.

                 3.14 Insurance. The Company maintains valid policies of workers' compensation insurance and of insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.





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                 3.15     Material Contracts and Obligations.  Exhibit C sets
forth a list of all material agreements or commitments of any nature to which the Company is a party or by which it is bound, including without limitation
(a) each agreement which requires future expenditures by the Company in excess of $10,000 or which might result in payments to the Company in excess of $10,000, (b) all employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements, (c) any agreement with any stockholder, officer or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity and (d) any agreement relating to the Intellectual Property Rights. The Company has delivered to the Purchasers copies of such of the foregoing agreements as such Purchasers have requested. All of such agreements and contracts are valid, binding and in full force and effect.

                 3.16 Compliance. The Company, in all material respects, has complied with all laws, regulations and orders applicable to its present and proposed business and has all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or, to the best of the Company's knowledge, of any provision of any state or Federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, which materially adversely affects or, so far as the Company may now foresee, in the future is reasonably likely to materially adversely affect, the business, prospects, assets or condition, financial or otherwise, of the Company. To the best of the Company's knowledge, none of the employees of the Company is in violation of any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, proprietary information disclosure, noncompetition or nonsolicitation.

                 3.17 Absence of Changes. Since the Balance Sheet Date, there has been no material adverse change in the condition, financial or otherwise, net worth or results of operations of the Company, other than changes occurring in the ordinary course of business which changes have not, individually or in the aggregate, had a materially adverse effect on the business, prospects, properties or condition, financial or otherwise, of the Company.





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

                 3.18 Employees. All employees of the Company whose employment responsibility requires access to confidential or proprietary information of the Company have executed and delivered Invention and Non-Disclosure Agreements in the form of Exhibit E, and all of such agreements are in full force and effect. None of the employees of the Company is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company (including, without limitation, any organizational drive) or, to the best of the Company's knowledge, threatened.

                 3.19 ERISA. The Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.

                 3.20 Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

                 3.21 Disclosures. Neither this Agreement nor any Exhibit hereto, nor any report, certificate or instrument furnished to any of the Purchasers or their respective special counsel in connection with the transactions contemplated by this Agreement, including without limitation the Business Plan of the Company dated July, 1995 (the "Plan"), when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company knows of no information or fact which has or would have a material adverse effect on the business, prospects, assets or condition, financial or otherwise, of the Company which has not been disclosed in Exhibit C. Each projection furnished in the Plan was prepared in good faith based on reasonable assumptions and represents the Company's best estimate of future results based on information available as of the date of the Plan.

         3.22 Tax Credit Status. The Company is qualified as a "qualified business venture" pursuant to Section 105-163.013(b) of the General Statutes of North Carolina.

         3.23 Related Party Transactions. Except as reflected in the Financial Statements or as set forth on Exhibit C, the Company is not a party to any contracts or agreements, written or oral, with any officer, director, shareholder or employee (or family member of same or entity owned or controlled by same) (each a "Related Person") pursuant to which the Company buys or sells goods or





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

services to or from any Related Party except for (i) employment arrangements in the ordinary course of business and (ii) the lease of the Company headquarters from Ellis Gregory pursuant to an oral month-to-month lease at a current rental rate of $2,000 per month.

         3.24 Stock Options. All stock options issued under the NetTech, Inc. Stock Option Plan adopted by the Company (the "Stock Option Plan") prior to closing have been issued to the parties designated on Exhibit C and have a minimum exercise price of $0.80 per share of common stock.


         4. Representations of the Purchasers. Each of the Purchasers severally represents and warrants to the Company as follows:

                 4.1 Investment. Such Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for his or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, such Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

                 4.2 Authority. Such Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms. Such Purchaser represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

                 4.3 Experience. Such Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement, has read the Plan and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to such Purchaser any and all written information which he or it has requested and have answered to such Purchaser's satisfaction all inquiries made by such Purchaser; and such Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of his or its investment in the Company and is able financially to bear the risks thereof.

                 4.4 Accredited Investor. Unless otherwise indicated in writing by such Purchaser to the Company, such Purchaser is an Accredited Investor within the definition set forth in Securities Act Rule 501(a).





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

                 4.5 Authority for Agreement. The execution, delivery and performance by such Purchaser of this Agreement and each Ancillary Agreement to which such Purchaser is a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action. This Agreement and each Ancillary Agreement to which such Purchaser is a party have been duly executed and delivered by such Purchaser and constitute valid and binding obligations of such Purchaser enforceable in accordance with their respective terms. The execution of and performance of the transactions contemplated by this Agreement and each Ancillary Agreement to which such Purchaser is a party and compliance with their provisions by such Purchaser will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under its Articles of Incorporation or By-Laws, each as amended to date (in the case of a corporation) or its partnership agreement, as amended to date (in the case of a partnership), or any indenture, lease, agreement or other instrument to which such Purchaser is a party or by which he or it or any of his or its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to such Purchaser.

                 4.6 Waiver. Such Purchaser hereby waives any defaults under the Note payable to or for his or its benefit.

         5. Conditions to the Obligations of the Purchasers. The obligation of the Purchasers to purchase Shares at the Closing is subject to the fulfillment, or the waiver by the Purchasers, of each of the following conditions on or before the Closing:

                 5.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 3 shall be true on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

                 5.2 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

                 5.3 Opinion of Counsel. The Purchaser shall have received an opinion from Petree Stockton, L.L.P., counsel for the Company, dated the Closing Date, addressed to the Purchasers, and satisfactory in form and substance to the Purchasers, to the effect that:

                          (a)     The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of North Carolina and has full corporate power and authority to conduct its business as presently conducted, to enter into and





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

perform this Agreement and to carry out the transactions contemplated by this Agreement.

                          (b)     Except for changes contemplated by this
Agreement, the authorized capital stock of the Company is as described in
Section 3.2 of this Agreement and, to the best of such counsel's knowledge, the other representations and warranties contained in Section 3.2 are true and correct (other than the last sentence thereof, as to which counsel has no specific knowledge that such representation is not correct). The rights, preferences and privileges of, and restrictions on, the Series A Preferred are as stated in the Articles of Incorporation, as amended.

                          (c)     The Shares and the Converted Shares have been
duly authorized and reserved for issuance by all necessary corporate action on the part of the Company; and the Shares, when issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the Converted Shares, when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable.

                          (d)     The execution, delivery and performance by
the Company of this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action and this Agreement and the Ancillary Agreements have been duly executed and delivered by the Company.
This Agreement and the Ancillary Agreements (other than Section 1.11 of the Registration Rights Agreement referred to in Section 5.4, as to which no opinion need be expressed) constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. The execution and delivery of this Agreement and the Ancillary Agreements, and the offer, issue and sale of the Shares hereunder will not conflict with, or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of the Company, or any indenture, lease, agreement, or other instrument known to such counsel to which the Company is a party or by which it or any of its properties are bound, or any decree, judgment or order specifically naming the Company and known to such counsel.

                          (e)     Except as obtained and in effect at the
Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority (other than filings required to be made after the Closing under applicable federal and state securities laws, which filings shall be specified in such





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

opinion) is required on the part of the Company in connection with the execution and delivery of this Agreement, or the offer, issue, sale and delivery of the Shares, or the other transactions to be consummated at the Closing pursuant to this Agreement.

                          (f)     Based on the representations of the Purchaser
in Section 4, the offer, issuance and sale of the Shares pursuant to this Agreement are exempt from registration under the Securities Act.

                          (g)     To the best of such counsel's knowledge,
except as set forth in Exhibit C to this Agreement, there is no action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against the Company.



                 5.4      Other Agreements and Instruments.

                          (a)     The Registration Rights Agreement (the
"Registration Rights Agreement") attached hereto as Exhibit F shall have been executed and delivered by the Company and the Purchasers.

                          (b)     The Put and Call Agreement attached hereto as
Exhibit G shall have been executed and delivered by the Company and Southeast Interactive Technology Fund I, LLC.

                          (c)     The Warrants in the form attached hereto as
Exhibit H shall have been executed and delivered by the Company to each of the Purchasers.

                 5.5 Consents and Approvals. The Company shall have received the requisite approvals of the securities commissioners of such states as may require such approvals in connection with the offering and issuance of the Shares hereunder and such approvals shall be in full force and effect on the Closing Date.

                 5.6 Certificates and Documents. The Company shall have delivered to the Purchasers:

                          (a)     The Articles of Incorporation of the Company,
as amended and in effect as of the Closing Date (including the Articles of Amendment), certified by the Secretary of State of the State of North Carolina;

                          (b)     Certificates, as of the most recent
practicable dates, as to the corporate good standing of the Company issued by the Secretary of State of the State of North Carolina;

                          (c)     By-laws of the Company, certified by its
Secretary or Assistant Secretary as of the Closing Date; and





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


                          (d)     Resolutions of the Board of Directors of the
Company, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date.

                                  5.7      Compliance Certificate.  The Company
shall have delivered to the Purchaser a certificate, executed by the President of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

                                  5.8      Amendment to Wayfarer Agreement.
The agreement with Wayfarer Technology Group, LLC dated January 13, 1995 shall have been amended in a form satisfactory to Southeast Interactive Technology Fund I, LLC ("Southeast").

                                  5.9      Cancellation of IFM Loan.  The Loan
and Security Agreement dated January 13, 1995 with IFM Venture Group shall be cancelled as of the closing and all security interests securing such loan released (in connection with this transaction, the outstanding balance [currently $170,000 of principal is outstanding] of the loan shall be paid in full by the conversion of at least $73,000 of such loan into Shares at closing with the balance to be paid with the proceeds of the transaction).

                                  5.10     Election of Director.  The Company
shall have entered into a Voting Agreement in the form attached hereto as
Exhibit I.


                                  5.11     Other Matters.  All corporate and
other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

         6. Conditions to the Obligations of the Company. The obligations of the Company under Section 1.2 of this Agreement are subject to fulfillment, or the waiver, of each of the following conditions on or before the Closing:

               6.1 Accuracy of Representations and Warranties. The representations and warranties of each of the Purchasers contained in Section 4 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

               6.2 Blue Sky Approvals. The Company shall have received the requisite approvals of the securities commissioners of such states as may require such approvals in connection with the offering and issuance of the Shares hereunder and such approvals shall be in full force and effect on the Closing Date.

               6.3 Compliance Certificate. Each of the Purchasers shall have delivered to the Company a certificate, executed by a general partner (if the Purchaser is a partnership), by an authorized officer (if the Purchaser is a corporation), by an authorized manager (if the Purchaser is a limited liability company) or by the Purchaser (if the purchaser is a natural person), dated the Closing Date, certifying to the fulfillment of the conditions specified in Section 6.1 of this Agreement.

               6.4 Other Matters. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company, and the Company shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

         7.    Covenants of the Company.

               7.1 Inspection. The Company shall permit the Purchasers, or any authorized representatives thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.

               7.2        Financial Statements and Other Information.

                          (a)     The Company shall deliver to the Purchaser:

                                  (i)      within 30 days after the end of each
fiscal quarter of the Company, the President of the Company will provide the Purchasers with a report stating in brief the major operational activities of the Company for the month and stating further that he has reviewed every obligation of the Company under this Agreement, under any material agreement and under any related instrument, and to his best knowledge and belief no breach by the Company of this Agreement or of such related instrument, has occurred, or through lapse of time will have occurred, and disclosing any such breach of which he has obtained knowledge and setting forth what action, if any, has been initiated or taken by the Company towards the curing of any such breach. Such report shall discuss any material variances from budget for the fiscal quarter and shall be accompanied by a reforecast or updated forecast of financial performance covering the next twelve months from the end of such fiscal quarter.

                                 (ii)      within 15 days after the end of each
month, an unaudited balance sheet of the Company as at the end of such month and unaudited statements of income of the Company for such month and for the current fiscal year to the end of such month, setting forth in comparative form the Company's projected financial statements for the corresponding periods for the current fiscal year;

                                (iii)      as soon as available, but in any
event at least 30 days prior to the end of each fiscal year, a budget and for the next three fiscal years of the Company, projected financial statements on a semi- annual basis for the first fiscal year of the Company following the date of this Agreement and on an annual basis for the next two fiscal years, setting forth balance sheets, income statements and statements of cash flow. The Company will also deliver to the Purchasers any revisions to such budgets within 10 days of their acceptance by the Board of Directors of the Company with any explanation with respect to such deviation;

                                 (iv)      annually, at the option of the
Purchasers, within 90 days after the end of each fiscal year of the Company, consolidated and consolidating financial statements of the Company including a balance sheet as of the end of such fiscal year and statements of income and retained earnings and of sources and applications of funds for such fiscal year, prepared in reasonable detail and in accordance with generally accepted accounting principles consistently applied and accompanied by the opinion thereon of a nationally recognized firm of independent certified public accountants as may be selected by the Board of Directors of the Company. The Company's chief financial officer shall supply (or upon request of the Purchasers, the Company shall request its auditor to supply) a report for the Purchasers analyzing the compliance of the Company with this Agreement and any other material agreements in light of the annual audited report;

                                  (v)      Promptly upon their becoming
available (and in no event later than the ten days after preparation) copies (without duplication) of all financial statements, reports, press releases, notices and proxy statements sent by the Company to its security holders and the financial community and all annual, periodic or special reports or registration statements filed by the Company with the Securities and Exchange Commission (the "Commission"), and all other material communications sent by the Company to its security holders or filed by the Company with the Commission;

                                 (vi)      Within ten days of preparation or
occurrence, the Company will furnish the Purchasers with copies or notification of any report made by an outside consultant for the Company, any reports filed with state or federal regulatory agencies or securities exchanges by the Company, any report presented to the Board of Directors, and communications with any person or persons interested in acquiring the Company or forming a potential strategic relationship with the Company; or

                                (vii)      with reasonable promptness, such
other notices, information and data with respect to the Company as the Company delivers to the holders of its Common Stock, and such other information and data as the Purchasers may from time to time reasonably request.

                          (b)     The foregoing financial statements shall be
prepared on a consolidated basis if the Company then has any subsidiaries. The financial statements delivered pursuant to clauses (ii) and (iv) of paragraph
(a) shall be accompanied by a certificate of the President or the chief financial officer of the Company stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as noted) and fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby.

                 7.3 Material Changes and Litigation. The Company shall promptly notify the Purchasers of any material adverse change in the business, prospects, assets or condition, financial or otherwise, of the Company and of any litigation or governmental proceeding or investigation brought or, to the best of the Company's knowledge, threatened against the Company, or any officer, director, key employee or principal stockholder of the Company materially adversely affecting or which, if adversely determined, would materially adversely affect its business, prospects, assets or condition, financial or otherwise.

                 7.4 Reservation of Common Stock. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding Shares.

                 7.5 Certain Actions Prohibited. Subject to the termination of this Section 7.5 as provided below, without the unanimous consent of the Board of Directors of the Company, the Company will not:

                 a. Enter into any lines of business that are not substantially related to the current business of the Company;

                 b. Issue any stock that would have dividend or liquidation preferences or registration rights that would be prior to the rights of the holders of the Shares, except (1) in connection with any round of financing in which the Company shall receive in excess of two million dollars ($2,000,000) or (2) with the unanimous consent of the Board of Directors of the Company;

                 c. Make any amendment to the Articles of Incorporation or Bylaws of the Company that would change the number of directors or the manner in which directors are elected.

                 d. Hire any employees with access to confidential or proprietary information or for development of products unless such employees execute an Invention and Non-Disclosure Agreement substantially in the form of Exhibit E;

                 e. Incur additional indebtedness in an aggregate amount at any one time outstanding in excess of $150,000 more than the amount reflected in the July 31, 1995 balance sheet.

                 f. Increase the number of shares of common stock of the Company (or securities convertible into common stock) that may be issued under stock option plans or incentive compensation plans or similar arrangements beyond the number currently authorized (except proportional adjustments in connection with stock splits or similar recapitalizations that do not increase the total percentage of stock of the Company that is subject to such plans);

                 g. Issue any shares of common stock or securities convertible into common stock to officers, directors, consultants, suppliers or customers as a form of compensation except under stock option plans limited as provided in the preceding subsection.

                 h. Enter into a transaction with a Related Person or modify any current transaction or arrangement with a Related Person in any manner that would be materially adverse to the Company.

                 i. Enter into any employment agreements for a definite term with any Related Person who is a holder of more than 10% of the capital stock of the Company.

         The restrictions contained in this Section 7.5 shall terminate with respect to (and cease to be enforceable by) the holders of Series A Preferred Stock (except for Southeast Interactive Technology Fund I, LLC) at such time as the holders of Series A Preferred Stock (including Southeast Interactive Technology Fund I, LLC) cease to own shares of Series A Preferred Stock representing at least fifteen percent (15%) of the outstanding capital stock of
the Company on an as-converted basis.   The restrictions contained in this
Section 7.5 shall terminate with respect to (and cease to be enforceable by) Southeast Interactive Technology Fund I, LLC at such time as Southeast Interactive Technology Fund I, LLC ceases to own shares of Series A Preferred Stock representing at least five percent (5%) of the outstanding capital stock of the Company on an as-converted basis.

                 7.6 Termination of Covenants. The covenants of the Company contained in this Section 7 shall terminate, and be of no further force or effect, upon the effective date of a registration statement filed by the Company under the Securities Act covering the Company's first public offering of Common Stock (an "IPO") and with a selling price (before deducting commissions and expenses) of at least $3.00 per share, or a merger of the Company after which the shareholders of the Company immediately prior to the merger hold less than fifty percent (50%) of the outstanding capital stock of the surviving corporation and in which the consideration received by the holders of the Shares is at least $3.00 per share.


         8.      Transfer of Shares.

                 8.1 Restricted Shares. "Restricted Shares" means (i) the Shares, (ii) the shares of Common Stock issued or issuable upon conversion of the Shares, or (iii) any shares of capital stock of the Company acquired by the Purchasers pursuant to the right of first refusal set forth in the Bylaws of the Company, and any other shares of capital stock of the Company issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (i) upon any sale pursuant to the Registration Rights Agreement, Section 4(1) of the Securities Act or Rule 144 under the Securities Act or (ii) at such time as they become eligible for sale under Rule 144(k) under the Securities Act.

                 8.2      Requirements for Transfer.

                          (a)     Restricted Shares shall not be sold or
transferred unless either (i) they first shall have been registered under the Securities Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

                          (b)     Notwithstanding the foregoing, no
registration or opinion of counsel shall be required for (i) a transfer by a Purchaser which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, if the transferee agrees in writing to be subject to the terms of this Section 8 to the same extent as if he were an original Purchaser hereunder, or (ii) a transfer made in accordance with Rule 144 under the Securities Act.

                 8.3 Legend. Each certificate representing Restricted Shares shall bear a legend substantially in the following form:

                 "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."


         The foregoing legend shall be removed from the certificates representing any Restricted Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act.


                 8.4 Rule 144A Information. The Company agrees, upon the request of any Purchaser, to make available to the Purchasers and to any prospective transferee of any Restricted Shares of the Purchasers the information concerning the Company described in Rule 144A(d)(4) under the Securities Act.

         9.      Miscellaneous.

                 9.1 Successors and Assigns. This Agreement, and the rights and obligations of each Purchasers hereunder, may be assigned by such Purchaser to any person or entity to which Shares are transferred by such Purchaser, and such transferee shall be deemed a "Purchaser" for purposes of this Agreement; provided that the transferee provides written notice of such assignment to the Company.

                 9.2         Confidentiality.   Each of the Purchasers agrees
that he or it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Purchaser may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to the Purchasers or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public; provided, however, that each of the Purchasers may disclose such information (i) to his or its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with his or its investment in the Company,
(ii) to any prospective purchaser of any Shares from such Purchaser as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section or (iii) to any affiliate of such Purchaser or to a partner, shareholder or subsidiary of such Purchaser.

                 9.3 Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby for a period of two (2) years.

                 9.4 Expenses. Each party shall pay its respective legal fees and expenses incurred in connection with the preparation of this Agreement and the other agreement contemplated hereby and the closing of the transactions contemplated hereby permitted, however, that the Company will pay the reasonable legal fees of counsel for Southeast Interactive Technology Fund I, LLC.

                 9.5 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

         If to the Company, at 4040 Barrett Drive, Raleigh, North Carolina 27609, Attention: Michael R. Carney, President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchasers, with a copy to Fred D. Hutchison, Esquire, Petree Stockton, L.L.P., 4101 Lake Boone Trail, Suite 400, Raleigh, North Carolina 27607;

         If to the Purchasers, at the addresses set forth in Schedule A hereto or at such other address or addresses as may have been furnished to the Company in writing by any of the Purchasers.

         Notices provided in accordance with this Section 9.5 shall be deemed delivered upon personal delivery or two business days after deposit in the mail.

                 9.6         Brokers.  The Company and each of the Purchasers
(i) represents and warrants to the other parties hereto that he or it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

                 9.7 Entire Agreement. This Agreement and the Ancillary Agreements embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

                 9.8 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company (acting through its Board of Directors with the board representatives of any of the Purchasers abstaining from voting), and the Purchasers owning Seventy Percent (70%) or more of the Shares. Any amendment or waiver effected in accordance with this
Section 9.8 shall be binding upon each holder of any Shares (including the Converted Shares), each future holder of all such securities and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

               9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

               9.10 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

               9.11 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

                            NETTECH, INC.


                                 By:
                                     -----------------------------------
                                     Michael R. Carney, President


                                 PURCHASERS:

                                 SOUTHEAST INTERACTIVE TECHNOLOGY
                                 FUND I, LLC


                                 By:
                                     -----------------------------------
                                     David C. Blivin



                                     -----------------------------------
                                     John P. Huyett



                                     -----------------------------------
                                     James P. Poitras


                                     -----------------------------------
                                     Mort S. Neblett


                                     -----------------------------------
                                     John B. Abernethy


                                     -----------------------------------
                                     Lee N. Palles


                                     -----------------------------------
                                     Christopher T. Speh


                                     -----------------------------------
                                     Joan R. Reese

                                     -----------------------------------
                                     Fred D. Hutchison

                                          ----------------------------------
                                          Kevin B. Hayes


                                          ----------------------------------
                                          Thomas O. Price


                                          ----------------------------------
                                          Edward W. Whitehorne


                                          ----------------------------------
                                          Christopher C. Kupec


                                          ----------------------------------
                                          J. Booth Kalmbach


                                          ----------------------------------
                                          Chris Evans


                                          ----------------------------------
                                          William J. Cunningham


                                          ----------------------------------
                                          Kathleen B. Cunningham


                                          ----------------------------------
                                          E.L. Clark


                                          ----------------------------------
                                          James H. Millis, Sr.

                             SCHEDULES AND EXHIBIT

                 SCHEDULE A       -     PURCHASERS


                 EXHIBIT A        -     ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION

                 EXHIBIT B        -     USE OF FUNDS

                 EXHIBIT C        -     EXCEPTIONS

                 EXHIBIT D        -     LIST OF STOCKHOLDERS

                 EXHIBIT E        -     FORM OF INVENTION AND NON-DISCLOSURE AGREEMENT

                 EXHIBIT F        -     REGISTRATION RIGHTS AGREEMENT

                 EXHIBIT G        -     PUT AND CALL AGREEMENT

                 EXHIBIT H        -     FORM OF WARRANT

                 EXHIBIT I        -     VOTING AGREEMENT